Exhibit 5.1

[Dorsey and Whitney LLP Letterhead]

November 15, 2004

The Mosaic Company

12800 Whitewater Drive, Suite 200

Minnetonka, MN 55343

Re: Post-Effective Amendment No. 1 to Form S-4 on Form S-8

Ladies and Gentlemen:

We have acted as counsel to The Mosaic Company, a Delaware corporation (the “Company”), in connection with the merger (the “Merger”) in which IMC Global Inc., a Delaware corporation now known as Mosaic Global Holdings Inc. (“IMC Global”), was merged with and into a direct wholly owned subsidiary of the Company pursuant to an Agreement and Plan of Merger and Contribution dated as of January 26, 2004, as amended, and in connection with the preparation and filing of:

•	the Company’s Registration Statement on Form S-4 (File No. 333-114300) filed with the Securities and Exchange Commission relating to the issuance by the Company of up to 143,044,670 shares of common stock of the Company, par value $.01 per share, and up to 2,750,000 shares of 7.50% Mandatory Convertible Preferred Shares of the Company, par value $.01 per share, that are to be issued in connection with the Merger (as amended, the “S-4 Registration Statement”); and

•	Post-Effective Amendment No. 1 to the S-4 Registration Statement on Form S-8 (the “Amendment”) covering the shares of common stock of the Company (the “Shares”) to be issued upon the exercise after the Merger of options or stock awards issued prior to the Merger by IMC Global in accordance with the terms of the Freeport-McMoRan Inc. 1996 Stock Option Plan, 1988 Stock Option Plan for Non-Employee Directors of Freeport-McMoRan Inc., The Vigoro Corporation 1991 Stock Option Plan, IMC Global Inc. 1988 Stock Option and Award Plan, IMC Global Inc. 1998 Stock Option Plan for Non-Employee Directors, and IMC Fertilizer Group, Inc. 1994 Stock Option Plan for Non-Employee Directors (the “Plans”), and the agreements governing such options.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plans, and any relevant agreements thereunder, will be validly issued, fully paid and nonassessable.

Our opinions expressed above are limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Amendment.

Very truly yours,

/s/ Dorsey & Whitney LLP